UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 12, 2023

Sky Harbour Group Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39648	85-2732947
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Tower Road, Suite 205 Westchester County Airport White Plains, NY	10604
(Address of principal executive offices)	(Zip Code)

(212) 554-5990
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKYH	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	SKYH WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Rapidbuilt Acquisition

On May 12, 2023 (the “Option Exercise Date”), Sky Harbour LLC (“Sky”), a subsidiary of Sky Harbour Group Corporation (the “Company”), exercised its option to purchase a 51% equity interest in Overflow Ltd., a Texas limited partnership (“Overflow”), and its wholly-owned subsidiary, Rapidbuilt, Inc., a Texas corporation (“Rapidbuilt”), for nominal consideration (the “Rapidbuilt Acquisition”). As a result of the Rapidbuilt Acquisition, Weatherford Steel Buildings Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Sky (“WSBH”), owns a 50% limited partnership interest in Overflow, and Weatherford Steel Buildings GP LLC, a Delaware limited liability company and wholly-owned subsidiary of Sky (“WSB GP”), owns a 1% general partnership interest in Overflow.

Rapidbuilt is a manufacturer of pre-engineered steel buildings that Sky previously entered into a vendor agreement to supply hangar buildings related to Sky's development projects (the “Vendor Supply Agreement”). Rapidbuilt and Sky's strategic partnership has resulted in a standard set of proprietary prototype hangar designs, which are intended to deliver high-quality business aviation facilities, lower construction costs, minimize development risk, expedite permit issuance, and facilitate the implementation of refinements across Sky's portfolio.

Item 1.01. Entry into a Material Definitive Agreement.

Guaranty Agreement and Overflow Loan Amendment

In connection with the Rapidbuilt Acquisition, Sky and Vista Bank (the “Lender”) entered into a consent, waiver, and second amendment (the “Loan Amendment”) and a guaranty agreement (the “Guaranty Agreement”) associated with the senior loan agreement between Overflow and Rapidbuilt (collectively, the “Borrowers”), and the Lender (the “Overflow Loan”). Pursuant to the Loan Amendment, (i) the Lender consented to the change in control with respect to the Borrowers; (ii) the Lender waived any pre-existing events of default on the part of the Borrowers; (iii) the Lender agreed to release certain borrowed funds held in reserve, subject to specified terms and conditions; and (iv) the Borrowers agreed to certain reserve enhancement obligations, including the ability to repay principal early at the sole discretion of the Borrowers. Pursuant to the Guaranty Agreement, all of the Borrowers’ obligations under the Overflow Loan will be guaranteed by Sky.

The Overflow Loan was originated in December 2020 between the Borrowers and the Lender and has approximately $10.0 million of principal outstanding as of the Option Exercise Date. The Overflow Loan accrues interest at a per annum rate equal to 3.00% above the three-month secured overnight financing rate published for first day of each calendar quarter by the Federal Reserve Bank of New York. Interest is payable on a monthly basis, and the Borrowers agreed to make certain reserve enhancement payments on January 1, April 1, July 1, and October 1 of each calendar year. The maturity date of the Overflow Loan is December 1, 2025. The Overflow Loan is secured by the (i) accounts, (ii) intellectual property, (iii) equipment, (iv) inventory, (v) vehicles, and (vi) property of the Borrowers, and contains customary affirmative and negative covenants.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K under the heading “Guaranty Agreement and Overflow Loan Amendment” is incorporated by reference in this Item 2.03.

Item 8.01. Other Events.

The disclosure contained under Explanatory Note of this Current Report on Form 8-K is incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. In accordance with Item 9.01(a), the financial statements of Overflow are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d) Exhibits. The Exhibit Index set forth below is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Title
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2023

SKY HARBOUR GROUP CORPORATION

By:	/s/ Tal Keinan
Name:	Tal Keinan
Title:	Chief Executive Officer